EXHIBIT 8.1
Subsidiaries of the Company
The following table lists the Company’s significant subsidiaries and their purpose that are included in the Consolidated Financial Statements as of December 31, 2017.

Name of the Company	Jurisdiction of Incorporation	Principal Activities
Seabras Rig Holdco Kft	Hungary	Rig owner
Seadrill Auriga Hungary Kft	Hungary	Rig owner
Seadrill Canada Ltd	Canada	Operating company
Seadrill Capricorn Holdings LLC	Marshall Islands	Holding company
Seadrill China Operations Ltd	Luxembourg	Rig owner
Seadrill Deepwater Drillship Ltd	Cayman Islands	Rig owner
Seadrill Ghana Operations Ltd	Bermuda	Operating company
Seadrill Gulf Operations Auriga LLC	U.S.A.	Operating company
Seadrill Gulf Operations Sirius LLC	U.S.A.	Operating company
Seadrill Gulf Operations Vela LLC	U.S.A.	Operating company
Seadrill Hungary Kft	Hungary	Rig owner
Seadrill International Ltd	Hong Kong	Operating company
Seadrill Leo Ltd	Bermuda	Rig owner
Seadrill Mobile Units Ltd	Nigeria	Service company
Seadrill Operating LP	Marshall Islands	Holding company
Seadrill Operating GP LLC	Marshall Islands	Holding company
Seadrill Operating LLC	Marshall Islands	Holding company
Seadrill Partners Operating LLC	Marshall Islands	Holding company
Seadrill Polaris Ltd.	Bermuda	Rig Owner
Seadrill T15 Ltd	Bermuda	Rig owner
Seadrill T16 Ltd	Bermuda	Rig owner
Seadrill US Gulf LLC	U.S.A.	Operating company
Seadrill Vela Hungary Kft	Hungary	Rig owner
Seadrill Vencedor Ltd	Bermuda	Rig owner